UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 23, 2009 (December 17, 2009)

St. Mary Land & Exploration Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 17, 2009, St. Mary Land & Exploration Company (“St. Mary” or the “Company”) entered into an agreement with Legacy Reserves Operating LP to sell certain non-strategic oil properties located in Wyoming for $130 million in cash.  These assets represent a portion of the Company’s previously announced Rockies oil divestiture package.  The agreement has an effective date of November 1, 2009, and is anticipated to close in February 2010, subject to customary closing conditions.

This report contains forward looking statements within the meaning of securities laws. The word “anticipate” and similar expressions are intended to identify forward looking statements.  Although St. Mary believes the expectations reflected in these statements are reasonable, it can give no assurance that they will prove to be correct.  These statements involve known and unknown risks, including the pending nature of the reported divestiture of non-core oil and gas properties as well as the ability to complete the transaction, the uncertain nature of the expected benefits from the divestiture of oil and gas properties and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date:	December 23, 2009	By:	/s/ MARK T. SOLOMON
Mark T. Solomon
Controller